EXHIBIT 99.1

DGT Holdings Reports Fiscal 2011 Second Quarter Financial Results

Highlights

  FY 2011 second quarter sales increased 37.6% to $24.8 million from $18.1 million

  FY 2011 second quarter income from continuing operations of $1.1 million, or $0.43 per share

  Completed Rights Offering, with net proceeds of $14.3 million and reverse/forward stock splits

  Cash net of debt, increased $19.0 million during the quarter

  FY 2011 second quarter results include a $0.5 million charge to increase inventory reserves

  Cautious second half sales outlook compared to the first half results

BAY SHORE, N.Y., March 7, 2011 (GLOBE NEWSWIRE) -- DGT Holdings Corp. (OTCBB:DGTC) ("Del Global" or "the Company") today announced financial results for its fiscal 2011 second quarter.

FINANCIAL RESULTS

Sales for the fiscal 2011 second quarter increased 37.6% to $24.8 million from $18.1 million in the second quarter of fiscal 2010, due to increased volume at the Medical Systems Group, where sales increased 49.5% to $22.4 million from $14.9 million in the prior year's second quarter, as a result of increased international customer orders.  The Medical Systems Group consists solely of the Villa Sistemi Medicali S.p.A. ("Villa") subsidiary. Sales at the Power Conversion Group, which encompasses the operations of  the Company's RFI Corporation subsidiary ("RFI"), for the second quarter of fiscal 2011 were $2.5 million, compared to $3.1 million, or $0.6 million lower than the prior year's second quarter due to a decline in customer orders.

Gross margin for the fiscal 2011 second quarter was 22.4% as compared to 26.8% in the same period last year.  The Medical Systems Group's second quarter 2011 gross margin of 23.7% was lower than the gross margin of 24.6% in the second quarter of fiscal 2010 due primarily to the mix of product shipped. The second quarter included customer requests for a higher proportion of lower margin product. The Power Conversion Group's gross margin for the second quarter of fiscal 2011 was 11.1%, versus 37.3% in the prior year second quarter due to increased reserves for excess inventory, as well as the reduction in sales.

Operating expenses in the fiscal 2011 second quarter were $3.4 million, or 13.6% of sales, compared to $2.9 million, or 15.9% of sales in the prior year's second quarter. The increase in expenses is due to increased selling expenses.

Operating income for the fiscal 2011 second quarter was $2.2 million, compared to $2.0 million in the second quarter of fiscal 2010. The Medical Systems Group generated operating income of $2.9 million in the fiscal 2011 second quarter compared to operating income of $1.6 million for the second quarter of fiscal 2010, due to the higher volume. The Power Conversion Group had an operating loss of $0.3 million in the fiscal 2011 second quarter compared to operating income of $0.5 million in the comparable period last year, primarily due to additional inventory reserves recorded in the second quarter. Unallocated corporate expenses for the second quarter of fiscal 2011 totaled $0.4 million, as compared to $0.2 million in the prior year.

Income from continuing operations in the second quarter of fiscal 2011, was $1.1 million, or $0.43 per basic and diluted share, compared to $1.2 million, or $0.65 per diluted share in the prior year period.

The discontinued operations had no profit or loss during the second quarter of fiscal 2011. The discontinued operations loss in the second quarter of fiscal 2010 reflects a $0.3 million loss from operations on sales of $1.9 million, offset by $0.3 million gain on net realizable value adjustments.

Six Month Results

Sales for the first six months of fiscal 2011 increased 36.3% to $40.4 million, from $29.6 million, due to increased volume at the Medical Systems Group, where sales of $35.7 million reflect an increase of $11.2 million, or 45.9%, from the prior year's first six months. The Power Conversion Group's sales for the first six months of fiscal 2011 of $4.7 million were approximately $0.5 million lower than the prior year's sales. The Company expects significantly lower sales at the Medical Systems Group for the remaining six months of fiscal 2011 based on the current outlook for the timing of foreign government tenders.

Gross margin decreased to 22.4% of sales for the first six months of fiscal 2011 from 25.0% of sales in the first six months of fiscal 2010. Gross margin at the Medical Systems Group during the first six months of fiscal 2011 increased to 23.1% from 23.0% in the prior year's first six months. Gross margin at the Power Conversion Group decreased to 17.3% from 34.8% in the first six months of fiscal 2010. The decrease in gross margin was attributable to the inventory reserves discussed above and to higher employee costs, primarily medical insurance expense.

Operating income for the first six months of fiscal 2011 was $3.0 million, compared to $1.9 million in the comparable prior year period. Operating income at the Medical Systems Group was $4.1 million, compared to operating income of $1.8 million for the first six months of fiscal 2010. The Power Conversion Group had an operating loss of $0.6 million for the first six months of fiscal 2011, compared to operating income of $0.6 million in the comparable prior year period. Unallocated corporate expenses for the first six months of fiscal 2011 totaled $0.6 million, as compared to $0.5 million in the comparable prior year period.

Net income for the first six months of fiscal 2011 was $1.4 million, or $0.63 per basic and diluted share, compared to a net loss of $2.3 million, or $1.27 per basic and diluted share in the comparable prior year period. For the first six months of fiscal 2011, there were 2.2 million weighted average shares outstanding, compared to 1.8 million in the first six months of fiscal 2010. The shares outstanding have been restated to reflect the reverse and forward stock splits in January 2011.

BACKLOG

Backlog at January 29, 2011 was $13.2 million compared to $11.9 million at July 31, 2010. Backlog at the Medical Systems Group at January 29, 2011 increased $0.6 million from July 31, 2010. Backlog at the Power Conversion Group, increased $0.7 million from the level at the beginning of the fiscal year. Substantially all of the backlog should result in shipments within the next 12 to 15 months.

RIGHTS OFFERING AND STOCK SPLIT – On December 22, 2010, the Company successfully completed a rights offering. The rights offering was oversubscribed. The Company issued 24,999,224 shares, representing 100% of the shares offered in the offering at $0.60 per share. Total proceeds to the Company, net of expenses, was $14.3 million.

On January 6, 2011, the Company completed a reverse stock split at a ratio of one-for-fifty followed by a four for one forward stock split. After completing the reverse stock split and forward stock split, as well as the cancellation of fractional shares, the Company has 3,816,472 shares of common stock outstanding.

FINANCIAL CONDITION

DGT Holdings's balance sheet at January 29, 2011 reflected working capital of $36.7 million, which included $28.6 million of cash and cash equivalents. Cash net of debt, increased $19.0 million for the quarter, primarily as a result of the Rights Offering and strong cash from operations. At the end of the fiscal 2011 second quarter, DGT Holdings  had outstanding borrowings of $0.3 million under its Italian revolving credit facilities. In the aggregate, the Company has approximately $11.0 million of borrowing availability under its Italian revolving credit facilities. During the first quarter of fiscal 2011 the Company completed a $2.5 million mortgage financing on its plant in Bay Shore, NY. The loan is payable over ten years at a 4.9% interest rate.

COMMENTS

John J. Quicke, DGT Holdings's President and Chief Executive Officer, commented, "Our second quarter results showed a marked improvement in sales and operating profit over the prior fiscal year and our financial condition has strengthened considerably. In addition, we completed the $15 million rights offering before the end of the calendar year. This will provide the capital to allow us to consider strategic acquisition alternatives to complement the Company's organic growth plans. We are actively pursuing power system acquisitions in the U.S. We remain concerned about the strength of the worldwide economic recovery and the potential impact U.S. Dept. of Defense efforts to reduce spending may have on our business. We also anticipate our third quarter sales in the Medical Systems Group to be significantly below the second quarter level."

ABOUT DGT HOLDINGS

DGT Holdings Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical and dental applications in its Medical Systems Group. Through its Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiary, the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its Power Conversion Group's RFI subsidiary, DGT Holdings manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications.

The Company's web site is www.dgtholdings.com.

The DGT Holdings Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8578

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to introduce products as scheduled; obtaining necessary product certification; implementation of its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

DGT HOLDINGS CORP.
STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010

Sales	$24,838	$18,058	$40,396	$29,640
Cost of Sales	19,274	13,212	31,337	22,219

Gross Margin	5,564	4,846	9,059	7,421

Selling, General and Administrative	2,752	2,347	4,987	4,575
Research and Development	615	532	1,083	975
Total Operating Expenses	3,367	2,879	6,070	5,550

Operating Income	2,197	1,967	2,989	1,871

Interest Expense, net	(56)	(195)	(137)	(349)
Other Income (Expense)	31	(22)	92	(45)

Net Income Before Income Tax Provision	2,172	1,750	2,944	1,477
Income Tax Provision	1,042	568	1,541	683

Net Income from Continuing Operations	$1,130	$1,182	$1,403	$794

Income (Loss) from Discontinued Operations	--	19	--	(3,095)

Net Income (Loss)	$1,130	$1,201	$1,403	$(2,301)

Net Income (Loss) Per Basic and Diluted Share:
Continuing Operations	$0.43	$0.65	$0.63	$0.43
Discontinued Operations	--	0.01	--	(1.70)
Net Income (Loss) Per Basic and Diluted Share	$0.43	$0.66	$0.63	$(1.27)

Weighted Average Number of Common Shares Outstanding:
Basic	2,652	1,817	2,235	1,817
Diluted	2,653	1,817	2,235	1,817

DGT HOLDINGS CORP.
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	January 29, 2011	July 31, 2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$28,558	$3,987
Trade receivables, net	22,431	12,925
Inventories	9,304	9,123
Prepaid expenses and other current assets	553	2,770
Total current assets	60,846	28,805

NON-CURRENT ASSETS:
Property plant and equipment, net	5,275	5,254
Deferred income taxes	530	415
Goodwill	4,526	4,526
Other assets	130	29
Total non-current assets	10,461	10,224
TOTAL ASSETS	$71,307	$39,029

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Revolving loan	$283	$135
Current portion of long-term debt	1,506	1,973
Accounts payable – trade	14,878	5,643
Accrued expenses	7,480	3,643
Total current liabilities	24,147	11,394

NON-CURRENT LIABILITIES:
Long-term debt, less current portion	2,432	95
Other long-term liabilities	1,922	1,763
Total non-current liabilities	4,354	1,858
Total liabilities	28,501	13,252

SHAREHOLDERS' EQUITY:
Total shareholders' equity	42,806	25,777
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$71,307	$39,029
CONTACT: DGT HOLDINGS CORP.
         John J. Quicke
         Chief Executive Officer

         Mark A. Zorko
         Chief Financial Officer
         (631) 231-6400 ext. 323